EXHIBIT 99.1
MEDIA RELEASE

First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
First Industrial Realty Trust Provides
Third Quarter Business Update
CHICAGO, September 29, 2009 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today provided an update on its third quarter business activities.
During the quarter, the Company generated approximately $77.2 million of gross proceeds through a combination of asset sales, secured financings, and equity issuances, and used those proceeds together with available cash to retire approximately $123.7 million of unsecured senior debt. The Company also announced an anticipated income tax refund of approximately $27.0 million, an update on the quarter’s leasing activity, additional expense reduction actions, events regarding certain of its joint ventures, and an estimated impairment charge.
Asset Sales
In the third quarter to date, the Company:
o	Completed the sale of five industrial properties on balance sheet totaling approximately 154,000 square feet of gross leaseable area (GLA), including four vacant buildings, as well as three parcels of land for total aggregate gross proceeds of approximately $14.2 million.

o	Has three industrial properties under contract totaling approximately 181,000 square feet of GLA with aggregate estimated gross proceeds of approximately $14.3 million. An additional six properties totaling approximately 771,205 square feet of GLA are under non-binding letters of intent for potential gross proceeds totaling approximately $49.7 million, of which approximately $9.9 million are expected to result from seller financing. There can be no assurance that any of these properties under contract or letters of intent for sale will sell in a timely manner, if at all, or that the ultimate terms on which they sell will generate proceeds as anticipated.
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Capital Market Activities
In the third quarter to date, the Company:
o	Closed five secured financing transactions with multiple lenders generating gross borrowing proceeds of approximately $47.1 million secured by 21 properties totaling approximately 1.6 million square feet of GLA at a weighted average interest rate of 6.99% with maturities ranging from five to seven years.

o	Has been in active discussions with various lenders regarding the origination of additional secured financings. The Company has lender commitments for an additional three secured financing transactions with respect to 14 properties totaling approximately 1.9 million square feet of GLA for potential gross borrowing proceeds of approximately $54.0 million at a weighted average interest rate of 7.32% and maturities ranging from three to five years. The Company is under application for three secured financing transactions with respect to 15 properties totaling approximately 1.2 million square feet of GLA for total potential gross borrowing proceeds of approximately $39.0 million. The Company is actively pursuing additional loan amounts of approximately $93.7 million. There can be no assurance that any of these secured financing transactions will close in a timely manner, if at all, or that the ultimate terms of any such financings will generate proceeds as anticipated.

o	Completed the issuance of 3.0 million shares of the Company’s common stock, generating approximately $15.9 million in net proceeds, under the direct stock purchase component of the Company’s dividend reinvestment and direct stock purchase plan.

o	Repurchased a total of approximately $123.7 million of senior unsecured debt at an average purchase price of 84% of par, consisting of:
o	$44.1 million of its 7.375% March 2011 senior notes

o	$1.0 million of its 4.625% September 2011 exchangeable notes

o	$40.2 million of its 6.875% April 2012 senior notes; and

o	$38.4 million of senior notes with maturities beyond 2012.
As a result of these transactions, the Company expects to record a gain of approximately $18.2 million in the third quarter. The Company may from time to time repurchase or redeem additional amounts of its outstanding debt securities. Any repurchases or redemptions would depend upon prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors the Company considers important. Future repurchases or redemptions may materially impact the Company’s liquidity, future tax liability and results of operations.
Anticipated Tax Refund
During the third quarter, the Company significantly restructured the operations of a taxable REIT subsidiary after receiving a favorable private letter ruling from the Internal Revenue Service (IRS). As a result of the restructuring, the subsidiary recognized tax losses on a substantial number of properties and investments in certain of its joint ventures whose tax basis was greater than fair market value. Under federal income tax rules, the Company believes that the subsidiary is able to carry back these tax losses to offset taxable income it had previously
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recognized. Consequently, the Company expects to apply for and receive a federal income tax refund of approximately $27.0 million before the end of the first quarter of 2010. However, the tax refund could be challenged by the IRS, or delayed by the Company’s filing of the necessary tax returns on a date that is later than anticipated, or by other reasons that the Company does not foresee, any of which may result in a delay or a diminution of the expected tax refund.
Expense Reduction Actions
As part of its plan to align its cost structure with industry conditions and its level of business activity, the Company announced further organizational and overhead cost reductions. The Company has begun to eliminate 46 positions throughout the organization and close its offices in Calgary, Irvine, Salt Lake City and Toronto, with assets in those markets to be managed through nearby offices. These actions are expected to result in annualized savings in the range of approximately $8.0 million to $8.4 million and are expected to conclude in the fourth quarter of 2009. As a result of these actions, the Company expects to incur a pre-tax restructuring charge to earnings in the third quarter of between $1.4 million and $1.6 million, in addition to the previously announced $6 million charge for 2009 ($4.8 million of which was recorded in the first half of 2009), consisting primarily of one-time termination benefits and including office closing and other costs. Also as a result of these actions, the Company is expected to incur future cash expenditures of approximately $1.2 million and $1.3 million, of which the Company anticipates that between approximately $1.1 million and $1.2 million will be paid by the end of the fourth quarter of 2009, and non-cash charges of between approximately $0.2 million and $0.3 million due to the accelerated vesting of restricted stock. The Company, as a result of this expense reduction initiative and the other previously announced cost reductions under its plan, now expects general and administrative expenses for 2009 to be reduced by approximately $45.0 million from 2008 levels.
Joint Venture Activity
On September 18, 2009, the Company received a notice from the counterparty in the 2006 Net Lease Co-Investment Program that such counterparty is exercising the buy/sell provision in the program’s governing agreement to either purchase the Company’s 15% interests in the real property assets currently owned by the program or sell to the Company its interests in some or all of such assets, along with an additional real property asset in another program which the Company manages but in which the Company has no ownership interest. Under that buy/sell provision, the Company has a 60 day period during which to respond. The Company is currently evaluating its alternatives. If the Company were to accept the counterparty’s offered price to purchase the Company’s interests in all of the program’s real property assets, then the Company would recognize an impairment loss of approximately $5.7 million as a result of the difference between its basis in its joint venture interest and the offered price. The purchasing party for each asset in the program will be required to deposit 10% of the applicable purchase price, as an earnest money deposit, and the remaining 90% will be required to be paid within six months, or other mutually agreed upon time. The Company’s fees from this program and from its management of the additional asset were approximately $0.5 million in the second quarter of 2009.
In addition, effective September 2, 2009, the Company no longer serves as asset, property and leasing manager for two properties in another net lease program with the same counterparty and
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in which the Company has no equity investment. The Company’s fees from this contract were approximately $0.3 million in the second quarter of 2009. The Company received a one-time termination fee of approximately $0.9 million in the third quarter from the termination of this management agreement.
Leasing Activity
In the third quarter to date, the Company has executed 54 new leases totaling 821,818 square feet of GLA, 91 renewal leases totaling 2.7 million square feet of GLA, and 33 short-term leases totaling 724,688 square feet of GLA.
Property Impairment Charge
The Company is in the process of completing its quarterly review of its properties and other assets in preparation of reporting its third quarter 2009 financial results. The Company currently estimates that it may recognize a non-cash impairment charge of approximately $7.0 million for the third quarter with respect to one balance sheet property comprised of 212,545 square feet of GLA located in the Inland Empire. Based on the Company’s leasing assumptions for its intended holding period for the property, the Company determined the property’s book value was impaired. As a result, the Company may recognize a non-cash impairment charge based on the difference between the fair value of the property and its carrying value.
About First Industrial Realty Trust, Inc.
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in North America, our local market experts manage, lease, buy, (re)develop, and sell industrial properties, including all of the major facility types — bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own, manage and have under development 96 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com. We post or otherwise make available on this website from time to time information that may be of interest to investors.
Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse affect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real
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estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent quarterly reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon
Director, Investor Relations and Corporate Communications
312-344-4320
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